Exhibit 99.2
Contact:
Ronald F. Valenta
Chief Executive Officer
General Finance Corporation
(626) 584-9722
FOR IMMEDIATE RELEASE
GENERAL FINANCE CORPORATION
COMPLETES INITIAL PUBLIC OFFERING
          Pasadena, California, April 11, 2006 — General Finance Corporation (AMEX: GFN.U) announced today that its initial public offering of 7,500,000 units was consummated on April 10, 2006. Each unit consists of one share of common stock and one warrant. The units were sold at an offering price of $8.00 per unit, generating gross proceeds of $60,000,000. Morgan Joseph & Co. Inc. acted as lead manager for the initial public offering.
          The Company has granted the underwriters a 45-day option to purchase up to 1,125,000 additional units solely to cover over-allotments, if any.
          General Finance Corporation is a blank check company organized under the laws of the State of Delaware. The Company was formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. The Company’s efforts in identifying a prospective target business will not be limited to a particular industry, although it intends to focus its efforts initially on acquiring companies in the specialty finance industry. The specialty finance industry includes those asset-intensive companies in equipment rental and leasing that have a high service component, as well as specialty insurance and re-insurance companies, and other finance companies specializing in areas such as payday lending, title lending, and mortgage lending. To date, the Company’s efforts have been limited to organizational activities.
          A copy of the prospectus may be obtained from Morgan Joseph & Co. Inc., 600 Fifth Avenue, 19th Floor, New York, New York 10020.
          Audited financial statements as of April 10, 2006 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.
          A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state. The offering of these securities will be made only by means of a prospectus.
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